Exhibit 10.28

THERMON GROUP HOLDINGS, INC.

2011 LONG-TERM INCENTIVE PLAN

EMPLOYEE RESTRICTED STOCK AWARD AGREEMENT

Thermon Group Holdings, Inc., a Delaware corporation (the “Company”), hereby grants to [NAME] (the “Holder”) as of [DATE] (the “Grant Date”), pursuant to the terms and conditions of the Thermon Group Holdings, Inc. 2011 Long-Term Incentive Plan (the “Plan”), a restricted stock award (the “Award”) of [SHARES] shares of the Company’s Common Stock, par value $0.001 per share (“Stock”), upon and subject to the restrictions, terms and conditions set forth in the Plan and this agreement (the “Agreement”).

For purposes of this Agreement, “Company Group” shall mean the Company and any Subsidiary thereof, collectively and individually. Capitalized terms not defined herein shall have the meanings specified in the Plan.

1.                                       Award Subject to Acceptance of Agreement.  The Award shall be null and void unless the Holder (a) accepts this Agreement by executing it in the space provided below and returning such original execution copy to the Company (or electronically accepts this Agreement within the Holder’s stock plan account with the Company’s stock plan administrator according to the procedures then in effect) and (b) executes and returns one or more irrevocable stock powers to facilitate the transfer to the Company (or its assignee or nominee) of all or a portion of the shares of Stock subject to the Award if any shares of Stock are forfeited pursuant to Section 4 or if required under applicable laws or regulations (Form of Stock Power: http://www.amstock.com/shareholder/stockp.pdf).  As soon as practicable after the Holder has executed such documents and returned them to the Company, the Company shall cause to be issued in the Holder’s name the total number of shares of Stock subject to the Award.

2.                                       Rights as a Stockholder.  Except as otherwise provided in this Agreement, the Holder shall have all rights as a holder of the Stock subject to the Award, including, without limitation, voting rights, the right to receive dividends and other distributions thereon, and the right to participate in any capital adjustment applicable to all holders of Stock unless and until such shares are forfeited pursuant to Section 4 hereof; provided, however, that a distribution with respect to shares of Stock (including, without limitation, a stock dividend or stock split), other than a regular cash dividend, shall be delivered to the Company (and the Holder shall, if requested by the Company, execute and return one or more irrevocable stock powers related thereto) and shall be subject to the same restrictions as the shares of Stock with respect to which such dividend or other distribution was made.

3.                                       Custody and Delivery of Shares.  The shares of Stock subject to the Award shall be held by the Company or by a custodian in book entry form, with restrictions on the shares of Stock duly noted, until such Award shall have vested, in whole or in part, pursuant to Section 4 hereof, and as soon thereafter as practicable, subject to Section 7.1 hereof, the vested Stock shall be delivered to the Holder as the Holder shall direct.  Alternatively, in the sole discretion of the Company, the Company shall hold a certificate or certificates representing the shares of Stock subject to the Award until such Award shall have vested, in whole or in part, pursuant to Section 4 hereof, and the Company shall as soon thereafter as practicable, subject to Section 7.1 hereof, deliver the certificate or certificates for the vested Stock to the Holder and destroy the stock power or powers relating to the vested Stock delivered by the Holder pursuant to Section 1 hereof.  If such stock power or powers also relate to unvested Stock, the Company may require, as a condition precedent to delivery of any certificate pursuant to this Section 3, the execution and delivery to the Company of one or more stock powers relating to such unvested Stock.

4.                                       Restriction Period and Vesting.

4.1.                  Service-Based Vesting Condition.  Except as otherwise provided in this Section 4, the Award shall vest in [%] increments on each of the [•] anniversaries of the Grant Date, provided the Holder remains continuously employed by the Company Group through such date. The period of time during which any of the shares of Stock subject to the Award shall be unvested shall be referred to herein as the “Restriction Period.”

4.2.                  Change in Control.  Upon a Change in Control, the Award shall be subject to Section 5.8 of the Plan.

4.3.                  Termination of Employment.  If the Holder’s employment with the Company Group terminates prior to the end of the Restriction Period for any reason, then all shares of Stock subject to the Award that were not vested immediately prior to such termination of service shall be immediately forfeited by the Holder and cancelled by the Company.

5.                                       Transfer Restrictions and Investment Representation.

5.1.                  Nontransferability of Award.  During the Restriction Period, the shares of Stock subject to the Award and not then vested may not be offered, sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) by the Holder or be subject to execution, attachment or similar process other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of such shares shall be null and void.

5.2.                  Investment Representation.  The Holder hereby represents and covenants that (a) any share of Stock acquired upon the vesting of the Award will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such acquisition has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Holder shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of vesting of any shares of Stock hereunder or (y) is true and correct as of the date of any sale of any such share, as applicable.  As a further condition precedent to the delivery to the Holder of any shares of Stock subject to the Award, the Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Board shall in its sole discretion deem necessary or advisable.

5.3.                  Legends.  The Holder understands and agrees that the Company shall cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Stock together with any other legends that may be required by the Company or by state or federal securities laws:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF A RESTRICTED STOCK AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND THERMON GROUP HOLDINGS, INC.  A COPY OF SUCH AGREEMENT IS ON FILE IN THE OFFICES OF, AND WILL BE MADE AVAILABLE FOR A PROPER PURPOSE BY, THE CORPORATE SECRETARY OF THERMON GROUP HOLDINGS, INC.

5.4.                  Stop-Transfer Notices.  The Holder agrees that in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

5.5.                  Refusal to Transfer.  The Company shall not be required (i) to transfer on its books any shares of Stock that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Stock or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such shares of Stock shall have been so transferred.

6.                                       Restrictive Covenants.

6.1.                  Confidential Information. The Company Group’s employment of Holder has resulted and will result in Holder’s exposure and access to confidential and proprietary information, including the Company Group’s formulas, processes, administration and accounting systems, computer software, customer lists, vendor lists, due diligence files, financial information, technology, business strategies, business track record, and personal information about the Company Group’s owners, directors, officers, and employees which Holder did not have access to prior to his or her employment with the Company Group and which information is of great value to the Company Group, their owners, directors, officers, and employees. Holder shall not, other than on the Company Group’s behalf, at any time during Holder’s employment with the Company Group and thereafter, make available, divulge, disclose, or communicate in any manner whatsoever to anyone including, but not limited to, any person, firm, corporation, investor, member of the media, or entity, any such confidential or proprietary information, or use any such confidential or proprietary information for any purpose other than on the Company Group’s behalf, unless authorized to do so in writing by the Chairman of the Board, required by law or court order, or such information has become publicly available other than by reason of a breach by Holder of this Section 6.1 or of another individual’s or entity’s violation of an obligation not to disclose such information, which obligation is known to Holder. Should Holder be required by law or court order to disclose such confidential or proprietary information, Holder shall give the Chairman of the Board reasonable notice so as to allow the Company Group sufficient opportunity to challenge such application of the law or court order, or to otherwise attempt to limit the scope of such disclosure. This Agreement applies to all confidential and proprietary information of the Company Group, regardless of when such information is or was disclosed to Holder.

6.2.                  Non-Competition; Non-Solicitation. During Holder’s employment with the Company Group and for a period of two (2) years thereafter Holder shall not, directly or indirectly, other than on the Company Group’s behalf:

(i) Engage in any capacity in the Business in the continental United States or in any other geographic area where the Company Group manufactures, markets, distributes or sells its products or renders services within the twenty-four (24) month period ending on the last day on which Holder is in the employment of the Company Group or otherwise actively involved in the operation or management of the Business (the “Termination Date”), including as an owner, employee, partner, investor, or independent contractor, provided that nothing in this Section 6.2(i) shall prevent Holder from owning less than five percent (5%) of any class of publicly traded securities of any such business so long as such investment is passive and Holder has no other involvement with the issuer of such securities

(ii) Induce or assist in the inducement of any employee or independent contractor, including sales representatives or agents, to terminate or otherwise limit their relationship with the Company Group; or

(iii) Solicit any customer or potential customer of the Company Group with respect to the Business. For purposes of this Section 6.2(iii), a customer means any individual or entity to which the Company Group sold products or services within the twenty-four (24) month period immediately preceding the Termination Date. For purposes of this Section 6.2(iii), potential customer means any individual or entity to which the Company Group solicited in writing within the twelve (12) month period that immediately preceded the Termination Date.

6.3.                  Non-Disparagement. At no time shall Holder, directly or indirectly, make (or cause to be made) to any person any disparaging, derogatory or other negative or false statement about or with respect to the Company Group (including its products, services, policies, practices, operations, employees, sales representatives, agents, officers, members, managers, partners or directors).

6.4.                  Patents, Copyrights, Trademarks and Other Property Rights. Any and all inventions, improvements, discoveries, formulas, technology, business strategies, management, administration, and accounting systems, processes, and computer software relating to the Company Group’s business (whether or not patentable), discovered, developed, or learned by Holder during his or her employment with the Company Group are the sole and absolute property of the Company Group and are “works made for hire” as that term is defined in the copyright laws of the United States. The Company Group is the sole and absolute owner of all patents, copyrights, trademarks, and other property rights to those items and Holder will fully assist the Company Group, at the Company Group’s cost and expense, to obtain the patents, copyrights, trademarks, or other property rights to all such inventions, improvements, discoveries, formulas, technology, business strategies, management, administration,  and accounting systems, processes, or computer software. Holder has been notified by the Company Group and understands that the foregoing provisions of this Section 6.4 do not apply to an invention for which no equipment, supplies, facilities, confidential, proprietary, or trade secret information of the Company Group was used and which was developed entirely on Holder’s own time, unless the invention: (i) relates directly to the business of the Company Group; (ii) relates directly to the Company Group’s actual or demonstrably anticipated research and development, or (iii) results from any work performed by Holder for the Company Group.

6.5.                  Scope of Covenants.  Holder hereby acknowledges and agrees that the covenants and the territorial, time, activity and other limitations set forth in this Section 6 (or the lack thereof, as the case may be) are commercially reasonable and are properly required to protect the Company Group and its members’ respective businesses. If any such territorial, time or activity limitation (or the lack thereof) is determined to be unreasonable or otherwise unenforceable by a court or other tribunal or competent jurisdiction, the parties agree to the reduction of such territorial, time or activity limitations (including the imposition of such a limitation if it is missing) to such an area, period, scope of activity or other limitation as said court or other tribunal shall deem reasonable and enforceable under the circumstances. Also, if any member of the Company Group seeks partial enforcement of this Section 6 as to only a territory, time, scope of activity or other limitation that is reasonable, then such member of the Company Group shall be entitled to such reasonable partial enforcement. If such reduction or (if any member of the Company Group seeks partial enforcement) such partial enforcement is not possible, or if a court or other tribunal of competent jurisdiction declines for any or no reason to grant such reduction or partial enforcement, as applicable, then the unenforceable provision or portion thereof shall be severed as provided in Section 7.13, without affecting the remaining provisions of this Agreement.

6.6.                  Tolling. The period of time in which Holder is required to act, or refrain from acting, pursuant to this Section 6 shall be tolled (shall not run) for so long as Holder is in breach of any of Holder’s obligations hereunder.

6.7.                  Business. For purposes of this Section 6, “Business” shall mean the business activities conducted by or planned to be undertaken by the Company Group while Holder is a holder of any Common Stock acquired pursuant to the exercise of this Option or while Holder is employed by the Company Group, including any business involving the design, engineering, manufacture or sale of heat tracing systems (for example, products involving the application of external heat to pipes, vessels, instruments or other equipment for the purposes of freeze protection, process temperature maintenance, environmental monitoring or surface snow and ice melting, heat tracing equipment, heat tracing tubing bundles, and heat tracing control systems), heat tracing system consultation, heat tracing system installation, heat tracing system maintenance and any other products sold or services provided by the Company Group and the provision of related services.

7.                                       Additional Terms and Conditions of Award.

7.1.                  Withholding Taxes.  (a) As a condition precedent to the delivery of  the Stock upon the vesting of the Award or at such other time as may be required pursuant to Section 7.7, the Holder shall, upon request by the Company, pay to the Company such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award.  If the Holder shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Holder.

(b)                                 The Holder may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means:  (1) a cash payment to the Company, (2) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Stock having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments, (3) authorizing the Company to withhold whole shares of Stock which would otherwise be delivered to the Holder having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments or (4) any combination of (1), (2) and (3).  Shares of Stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments.  Any fraction of a share of Stock which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by the Holder.  No certificate representing a share of Stock shall be delivered until the Required Tax Payments have been satisfied in full.

7.2.                  Adjustment.  In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Stock other than a regular cash dividend, the number and class of securities subject to the Award shall be equitably adjusted by the Board.  If any adjustment would result in a fractional security being subject to the Award, the Company shall pay the Holder in connection with the first vesting, in whole or in part, occurring after such adjustment, an amount in cash determined by multiplying (i) such fraction (rounded to the nearest hundredth) by (ii) the Fair Market Value of such security on the vesting date as determined by the Board.  The decision of the Board regarding any such adjustment and the Fair Market Value of any fractional security shall be final, binding and conclusive.

7.3.                  Compliance with Applicable Law.  The Award is subject to the condition that if the listing, registration or qualification of the shares of Stock subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting or delivery of shares hereunder, the shares of Stock subject to the Award shall not vest or be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company.  The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

7.4.                  Delivery of Stock.  Subject to Section 7.1, upon the vesting of the Award, in whole or in part, the Company shall deliver or cause to be delivered to the Holder the vested shares of Stock.  The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 7.1.

7.5.                  Award Confers No Rights to Continued Employment.  In no event shall the granting of the Award or its acceptance by the Holder, or any provision of the Agreement or the Plan, give or be deemed to give the Holder any right to continued employment by the Company, Group or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time.

7.6.                  Interpretation.  Any dispute regarding the interpretation of this Agreement shall be submitted by the Holder or by the Company forthwith to the Committee for review.  The resolution of such a dispute by the Committee shall be final and binding on all parties.

7.7.                  Taxation; Section 83(b) Election. The Holder understands that the Holder is solely responsible for all tax consequences to the Holder in connection with this Award.  The Holder represents that the Holder has consulted with any tax consultants the Holder deems advisable in connection with the Award and that the Holder is not relying on the Company for any tax advice.  By accepting this Agreement, the Holder acknowledges his or her understanding that the Holder may file with the Internal Revenue Service an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) (a “Section 83(b) Election”), not later than 30 days after the Grant Date, to include in the Holder’s gross income the Fair Market Value of the unvested shares of Stock subject to the Award as of such date.  Before filing a Section 83(b) Election with the Internal Revenue Service, the Holder shall (i) notify the Company of such election by delivering to the Company a copy of the fully-executed Section 83(b) Election Form attached hereto as Exhibit A, and (ii) pay to the Company an amount sufficient to satisfy any taxes or other amounts required by any governmental authority to be withheld or paid over to such authority with respect to such unvested shares, or otherwise make arrangements satisfactory to the Company for the payment of such amounts through withholding or otherwise.

7.8.                  Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon the Holder and his or her heirs, executors, administrators, successors and assigns.

7.9.                  Notices.  All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Thermon Group Holdings, Inc., Attn: Chief Financial Officer, 100 Thermon Drive, San Marcos, Texas 78666, and if to the Holder, to the last known mailing address of the Holder contained in the records of the Company.  All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service.  The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

7.10.            Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

7.11.            Agreement Subject to the Plan.  This Agreement is subject to the provisions of the Plan, including Section 5.8 relating to a Change in Control, and shall be interpreted in accordance therewith.  The Holder hereby acknowledges receipt of a copy of the Plan.

7.12.            Entire Agreement.  This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Holder with respect to the subject matter hereof, and may not be modified adversely to the Holder’s interest except by means of a writing signed by the Company and the Holder.

7.13.            Partial Invalidity.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

7.14.            Amendment and Waiver.  The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Holder, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

7.15.            Counterparts.  This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

THERMON GROUP HOLDINGS, INC.

By:

Accepted this day of , 20

EXHIBIT A — SAMPLE 83(B) ELECTION

ELECTION TO INCLUDE VALUE OF RESTRICTED PROPERTY
IN GROSS INCOME

IN YEAR OF TRANSFER UNDER CODE SECTION 83(b)

The undersigned hereby elects pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), to include the value of the property described below in gross income in the year of transfer and supplies the following information in accordance with the regulations promulgated thereunder:

1.  The name, address and taxpayer identification number of the undersigned are:

[Name]

[Address]

[Social Security Number]

2.  Description of the property with respect to which the election is being made:

                        shares of Common Stock, par value $0.001  per share, of Thermon Group Holdings, Inc., a Delaware corporation, granted to the undersigned as restricted stock.

3.  The date on which the property was transferred is [insert grant date].

The taxable year to which this election relates is calendar year [20      ]

4.  The nature of the restrictions to which the property is subject is:

If the employment of the undersigned terminates prior to specified dates, the undersigned will forfeit the property transferred to the undersigned.

5.  Fair market value:

The fair market value (determined without regard to any restrictions) of the property with respect to which this election is being made was $           per share at the time of transfer.

6.  Amount paid for property:

The taxpayer has paid $0 for the property.

7.  Furnishing statement to employer:

A copy of this statement has been furnished to Thermon Group Holdings, Inc.

Dated: